EXHIBIT 10.1


The Employment Agreement, as amended and restated, by and between New York Community Bancorp, Inc. (formerly known as "Queens County Bancorp, Inc.") and Joseph R. Ficalora was filed as an Exhibit to the Company's Form 10-Q for the quarterly period ended June 30, 2002 and is incorporated, in its entirety, by reference herein. Such Employment Agreement is substantially identical in all material respects (except as otherwise noted below) with the other contracts listed below which are not being filed as separate exhibits to this Report.

Parties to Employment Agreement

New York Community Bancorp, Inc. (formerly known as "Queens County Bancorp, Inc.") and Robert Wann (1)

New York Community Bancorp, Inc. (formerly known as "Queens County Bancorp, Inc.") and James O'Donovan (2)

(1) Mr. Wann's Employment Agreement with New York Community Bancorp, Inc. is substantially identical to Exhibit 10.1 except as to (i) the name of the signatory, which is Robert Wann; (ii) the position in Section 1 of the Employment Agreement, which is Senior Vice President, Comptroller and Chief Financial Officer); and (iii) the amount of the base salary in
      Section 3(a), which is not less than $225,500 per year.

(2) Mr. O'Donovan's Employment Agreement with New York Community Bancorp, Inc. is substantially identical to Exhibit 10.1 except as to (i) the name of the signatory, which is James O'Donovan; (ii) the position in Section 1 of the Employment Agreement, which is Senior Vice President; and (iii) the amount of the base salary in Section 3(a), which is not less than $269,000.